Exhibit 16.


Richard A. Eisner & Company, LLP

March 7, 2000


Securities and Exchange Commission
Washington, D.C. 20549

Re:      Motorcar Parts & Accessories, Inc.
         SEC File No. 0-23538

Ladies and Gentlemen:

We have read Item 4 of the Form 8-K of Motorcar Parts & Accessories, Inc. dated March 1, 2000. We agree with the statements made in Item 4 relative to our firm.

Very truly yours,

 /s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP